Exhibit 10.13

SUJA EMPLOYMENT OFFER

Date: July 4, 2019

To: Jeff

Welcome to SUJA, Jeffery Pedersen!

This letter will serve as a formal confirmation of a job offer as well as the details of your employment with SUJA. If you have any questions regarding this offer, please do not hesitate to contact me or our CAO, Heather Thomaselli-Baker.

Position Overview: The Chief Financial Officer is responsible for managing all aspects of finance and accounting throughout a growing organization. The CFO will take a leadership role in financial decision making, provide strategic financial input to senior management and the board of directors. They will play a key role in developing and implementing financial procedures to improve and maintain the health of the company while aiding in its growth. The CFO will be a senior member of the executive management team, reporting to the CEO, Jeff Church.

Key Responsibilities:

•	Finance

o	Oversee the Company’s treasury function

o	Interface with the Company’s lenders and other financial partners

o	Aid in the development of the Company’s financial and tax strategies

o	Lead the annual budgeting process and periodic forecasting, including identification of key variances and identifying potential corrective actions

o	Assist in standard review of key promotional plans, tracking of promotional spending compared to set budgets and targets, and strategic customer planning

o	Participate in key decisions, such as pricing and growth strategies; provide analytical support to inform these decisions

o	Aid in the analysis of capital expenditure requests

•	Accounting

o	Manage financial controls and accounting procedures

o	Ensure full financial and accounting transparency across the organization

o	Assist in the production of accurate and timely monthly financial statements and MD&A o Assist in the preparation of the quarterly board package

o	Assist cost accounting and sales management in the review of significant customer pricing programs.

o	Work closely with cost accounting personnel in maintaining accurate product cost standards and the updating of these costs at least annually for the business plan.

o	Oversee A/R and A/P functions and help drive overall working capital efficiencies

•	Risk Management

o	Ensure that record keeping meets the requirements of auditors and government agencies

o	Maintain relations with external auditors and investigate their findings and recommendations

•	Strategic

o	M&A – Aid in the financial diligence of potential acquisitions and play a key role on the post-acquisition implementation team

o	ERP and Formula Management Software – Play a key role in the implementation of the Company’s ERP and Formula Management System

•	Management

o	Lead Finance department.

o	Management of two direct reports

o	Interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems

o	Ensure that the responsibilities, authorities, and accountability of all direct reports are defined and understood

Work Week: Full-time exempt status (hours are subject to change due to business necessities).

Salary: $10,192.30 ($265,000 annually) paid bi-weekly. The proposed start date for this position is on July 29, 2019.

Bonus: Based upon the goals and objectives agreed to in the performance development planning process with your supervisor and the company for 2020, you may be eligible for an annual bonus of up to 30% of your current yearly compensation rate. For 2019, the executive team is working with our board to establish a bonus program for the balance of 2019. We will also look at a small bonus, subject to not being in a negative cash flow position, for 2019. For purposes of your planning however I wouldn’t assume much, if any bonus for 2019.

Long Term Incentive: The executive team and board are working on modifying the current long-term incentive program to be more market based with emerging brands in our space. This will likely be completed in the 3rd quarter. You will be an integral part of the plan development and as well as a beneficiary and you will engage with our board as part of that process.

Benefits:

•	Basic Medical, Dental, and Vision Insurance, and 401K plan is provided by Suja the 1st of the month following 60 days of hire. Suja will contribute $190.00 monthly towards employee’s Medical Insurance.

•	Employee will be eligible to participate for the new incentive unit program expected to be implemented in the next six months. Eligibility and total number of percentage units will be based on employee performance and continued employment with the company.

•	Reimbursement of Approved Business Expenses (receipts required).

•	Suja will provide employee with a company laptop for business use.

Vacation and Sick Days:

•	Accrual of up to 15 vacation days for first year of service

•	3 paid sick days

At Will Employment: Employment with Suja is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time at the will of either you or the Company. Terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause and with or without notice. Other than Suja’s CEO, Jeff Church, no one has the authority to make any agreement for employment other than for employment at-will or to make any agreement limiting the Company's discretion to modify the terms and conditions of employment. This letter confirms that you have entered into an employment relationship with SUJA voluntarily and acknowledge that there is no specified length of employment. Accordingly, either you or SUJA can terminate the relationship at will, with or without cause, at any time, so long as there is no violation of applicable federal or state law.

Confidential Information and Invention Assignment Agreement: As a condition to your employment with the Company, you acknowledge that you have executed and delivered a copy of the Company's Proprietary Information and Inventions Agreement and will abide by its terms. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

Your First Day:

On your first day, you will be given an orientation by Suzanne Pham, Human Resources Manager, at 9:00 a.m. which will include completing employment forms, reviewing the Employee Handbook, and touring the premises. Please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes. Failure to provide appropriate documentation within 3 days of hire will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act. The I-9 form with a list of acceptable verification documents will be sent to you.

This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept the offer, please sign in the place provided below and return it to Human Resources via mail or email [***] within the prescribed time.

Acknowledgement:

I acknowledge receipt of the Offer of Employment information.

/s/ Jeff Church
Name: Jeff Church
Date: July 4, 2019

/s/ Jeff Pedersen
Name: Jeff Pedersen
Date: July 4, 2019